UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

Campbell Soup Company

(Name of the Registrant as Specified In Its Charter)

THIRD POINT LLC

DANIEL S. LOEB

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT ENHANCED LP

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

FRANCI BLASSBERG

MATTHEW COHEN

SARAH HOFSTETTER

MUNIB ISLAM

LAWRENCE KARLSON

BOZOMA SAINT JOHN

KURT SCHMIDT

RAYMOND SILCOCK

DAVID SILVERMAN

MICHAEL SILVERSTEIN

GEORGE STRAWBRIDGE, JR.

WILLIAM TOLER

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This filing contains a press release issued by Third Point LLC, dated September 7, 2018

*****

THIRD POINT NOMINATES “SHAREHOLDER SLATE” TO CHALLENGE CAMPBELL’S ENTRENCHED BOARD AND “#RefreshTheRecipe”

- Major Shareholder Sends Letter to Board Outlining Case for Board Changes -

- Says Time Has Come to Refresh the Recipe by Nominating a Highly-Qualified, Independent Slate of Directors To Set a Strategy That Will Benefit All Shareholders -

New York, New York – (BUSINESS WIRE) – Third Point (NYSE: TPRE; LSE: TPOU), a New York-based asset manager with $18 billion of capital, has announced that it will seek to replace the full Board at the Campbell Soup Company (NYSE: CPB) at the Company’s Annual Meeting.

Additional information, including the Third Point slate of Board nominees, can be found at www.RefreshCampbells.com. The text of Third Point’s letter accompanying the Nomination Packet, addressed to Campbell Board Chairman Les Vinney, is below.

September 7, 2018

Les Vinney

Chairman of the Board of Directors

Campbell Soup Company

1 Campbell Place

Camden, NJ 08103

Dear Mr. Vinney:

Enclosed with this letter is a nomination package pursuant to which Third Point LLC, on behalf of funds it manages, nominates twelve individuals (the “Shareholder Slate”) to constitute a completely revamped board of directors (“Board”) of Campbell Soup Company (the “Company” or “Campbell”).

In Third Point’s previous proxy contests, we have sought only a few board seats to influence governance and implement change. Unfortunately, this Board’s persistent failure to discharge its fiduciary duties leaves us no choice but to seek to replace the entire Board with our Shareholder Slate.

Today, the shares of Campbell trade at a price that is ~20% lower than it was 20 years ago. The stock performance is a report card on this Board’s tenure of mismanagement, waste, ill-conceived strategy, and inept execution. On the Company’s earnings call last month, Interim CEO Keith McLoughlin detailed the Board’s years of failings with an extensive catalogue of the strategic and financial blunders that brought the business to the brink.1 Absent from his commentary, however, was any accountability for the damage. No changes to the Company’s Board or senior leadership were announced, making his contrite tone ring hollow.

[1]

“Simply put, we lost focus. We lost focus strategically. We had too many initiatives that made the company unnecessarily complex. We were in the food business and the ag business. We had growth businesses and we had cash businesses. We were focused on startup businesses and venture capital investments. We aggressively pursued the important consumer megatrend of health and well-being without having clarity on our source of uniqueness or whether we brought a competitive advantage to the space, and we depended too much on M&A to shape our business strategy.

We lost focus within our products and brands. We did not manage our portfolio in a differentiated manner. We pushed cash businesses for growth and we underfunded growth businesses. Our resource and capital allocation discipline was inadequate and we didn’t properly align our resources with our core business franchises where we have strong market positions unique capabilities and the right to win.

Lastly, we lost focus in process and execution. Our management processes lack the necessary operating discipline. We created too many silos throughout the company where decision rights were unclear. We lacked agility and we’re slow to react to customer needs. And finally, we didn’t have a culture of accountability, which led to poor execution.”

The disappointing outcome of Campbell’s recent “strategic review” process provides further evidence that this Board is unable or unwilling to take the bold action needed to address the current crisis and does not understand the depth of the Company’s problems. Since 2016 alone, this Board has overseen over $7 billion of value destruction. Years of poorly conceived and executed acquisitions have over-levered the balance sheet, providing a limited range of options to remedy the problems Campbell confronts today. The Board’s shocking failure to have a CEO succession plan in place following Denise Morrison’s sudden exit is a scathing indictment of its inability to conduct one of any board of directors’ most essential duties – to secure capable, continuous leadership for the Company.

The Board’s recent conduct and aura of complacency makes no sense from a strategic, operational, or financial perspective. We can only conclude that the Board remains beholden to the sentimental agenda of its vocal and empowered minority – the two longstanding family representatives to the Board who have stubbornly opposed options to create maximum value for all shareholders for decades. At this point, it would be simply reckless to leave the Board that caused this mess in charge of fixing it. As the old maxim attributed to Albert Einstein says, “to do the same thing over again and expect a different result is insanity.”

Third Point’s proposed slate of directors brings sophisticated expertise to oversee Campbell at this critical moment. As you will note from the individual biographies included in the nomination packet (and available on Third Point’s proxy website www.RefreshCampbells.com), the Shareholder Slate has extensive experience in operations, marketing, strategy, transactions, leadership, capital allocation, and general corporate governance – all of which the current Board lacks.2 Third Point brings a proven record of driving successful turn-arounds by recruiting world-class leadership talent and overseeing strategy and capital allocation, leading to dramatic operational improvement and significant share price appreciation. Third Point previously stated that a sale of the Company was the only justifiable outcome of a strategic review, which we believed was the case with the current Board and leadership team in place. However, the Shareholder Slate, once elected, will act consistently with its fiduciary duties in pursuing optimal outcomes for shareholders and managing the Company to enhance long-term value.

Despite the colossal failure of this Board and its handpicked leaders, we believe Campbell has durable and iconic brands and many fine employees who are as frustrated by the arrogance of its leadership and failure to innovate as we are. You and the rest of the Board are hereby put on notice that we expect you to conduct yourself and the management of the Company in a manner that will allow for the most seamless transition to the Shareholder Slate promptly following the 2018 annual meeting. We are confident that the time has come to #RefreshtheRecipe at Campbell with a new truly independent shareholder-friendly slate of Directors and a fresh vision for the Company.

Sincerely,

Daniel S. Loeb

Enclosures

Campbell’s Earnings Call, August 30, 2018. http://investor.campbellsoupcompany.com/phoenix.zhtml?c=88650&p=irol-presentations

[2]	Third Point has no undisclosed financial arrangements with any member of the Shareholder Slate in connection with such member’s role as nominee for the Board.

About Third Point

Third Point LLC is an alternative investment firm managing approximately $18 billion in assets for public institutions, private entities and qualified individual clients. The firm was founded in 1995 by Daniel S. Loeb, who serves as Chief Executive Officer and oversees our investment activity. We employ an opportunistic approach to invest globally in equity and credit securities.

IMPORTANT INFORMATION

In connection with their intended solicitation for the 2018 annual meeting of stockholders of Campbell Soup Company, (the “Company”), Third Point LLC and certain of its affiliates will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of the Company for use at the Company’s 2018 annual meeting of stockholders. Third Point LLC will furnish the definitive proxy statement to the stockholders of the Company, together with a WHITE proxy card. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement, when filed, and any other relevant documents will be available at no charge on the SEC’s website at http://www.sec.gov and will also be available, without charge, on request from Third Point LLC’s proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at CPBinfo@okapipartners.com.

THIRD POINT PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are or may be deemed to be, participants in the proxy solicitation: Third Point, Daniel S. Loeb, Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Enhanced LP, Third Point Advisors LLC, Third Point Advisors II LLC, Franci Blassberg, Matthew Cohen, Sarah Hofstetter, Munib Islam, Lawrence Karlson, Bozoma Saint John, Kurt Schmidt, Raymond Silcock, David Silverman, Michael Silverstein, George Strawbridge, Jr. and William Toler. Certain of the participants may be deemed to beneficially own shares of capital stock of the Company described in Third Point LLC’s statement on Schedule 13D initially filed with the SEC on August 9, 2018 (the “Third Point Schedule 13D”) as it may be amended from time to time, and George Strawbridge, Jr. may be deemed to beneficially own shares of capital stock of the Company described in his statement on Schedule 13D initially filed with the SEC on August 9, 2018 as it may be amended from time to time. As described in the Third Point Schedule 13D, Third Point and Daniel S. Loeb beneficially own an aggregate of 17,000,000 shares of capital stock of the Company (the “Third Point Shares”). Such Third Point Shares consist of shares held by the following Third Point investment funds: (i) 3,036,400 shares that are held by Third Point Partners Qualified L.P., (ii) 341,200 shares that are held by Third Point Partners L.P., (iii) 7,126,800 shares that are held by Third Point Offshore Master Fund L.P., (iv) 3,828,400 shares that are held by Third Point Ultra Master Fund L.P. and (v) 2,667,200 shares that are held by Third Point Enhanced LP. Third Point Advisors LLC, as the general partner of Third Point Enhanced LP,

Third Point Partners Qualified L.P. and Third Point Partners L.P., may be deemed to beneficially own 6,044,800 of the Third Point Shares. Third Point Advisors II LLC, as the general partner of Third Point Offshore Master Fund L.P. and Third Point Ultra Master Fund L.P. may be deemed to beneficially own 10,955,200 of the Third Point Shares. As of the date hereof, Mr. Lawrence Karlson beneficially owns 8,010 shares of capital stock of the Company; Mr. Michael Silverstein beneficially owns 4,430 shares of capital stock of the Company and Mr. William Toler beneficially owns 3,000 shares of capital stock.

Press Contact

Elissa Doyle, Chief Marketing Officer

Third Point LLC

917.748.8533

edoyle@thirdpoint.com

Investor Contacts

Bruce H. Goldfarb/ Patrick J. McHugh

Okapi Partners LLC

Tel: +1 212 297 0720

E-mail: CPBinfo@okapipartners.com

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